Exhibit 99.1

Financial Contact:	James S. Gulmi (615) 367-8325
Media Contact:	Claire S. McCall (615) 367-8283
GENESCO ANNOUNCES CONVERSION OF $16.04 MILLION OF
CONVERTIBLE DEBENTURES FOR COMMON STOCK
IN EXCHANGE FOR EARLY PAYMENT OF ACCRUED INTEREST
NASHVILLE, Tenn., Nov. 5, 2009 — Genesco Inc. (NYSE: GCO) announced today that it entered into separate conversion agreements whereby holders of $16.04 million in aggregate principal amount of its 4.125% Convertible Subordinated Debentures due 2023 (the “Debentures”) will convert each $1,000 principal amount of their Debentures into 49.8462 shares of the Company’s common stock pursuant to the terms of the Debentures in exchange for the early payment of 75% of the accrued interest on the Debentures from the last interest payment date through November 9, 2009, representing approximately $12.46 on each of the Debentures, for an aggregate interest payment of $199,873. After completion of the conversions, $8.775 million aggregate principal amount of Debentures will remain outstanding. As previously announced, the trustee has issued a notice of redemption to the holders of the Debentures for redemption of all outstanding Debentures on December 3, 2009. The Debentures may be converted into common stock of the Company at the rate of 49.8462 shares per $1,000 in principal amount at the option of the holders until the redemption date.
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,240 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.shibyjourneys.com, www.undergroundstation.com, www.johnstonmurphy.com, www.dockersshoes.com and www.lids.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.